Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Puritan Trust of our reports dated October 13, 2025, relating to the financial statements and financial highlights of Fidelity Balanced Fund, Fidelity Balanced K6 Fund, and Fidelity Puritan Fund; of our report dated October 15, 2025, relating to the financial statements and financial highlights of Fidelity Puritan K6 Fund, which appear in Fidelity Puritan Trust’s Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 22, 2025